As filed with the Securities and Exchange Commission on November 3, 1999.

                                        Registration No. 333-44523
===========================================================================


               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                 POST-EFFECTIVE AMENDMENT NO. 1
                               TO
                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

                        AlliedSignal Inc.
     ------------------------------------------------------
     (Exact name of registrant as specified in its charter)

          Delaware                             22-2640650
-----------------------------                ----------------
 (State or other jurisdiction                 (I.R.S.Employer
of incorporation or organization)          Identification Number)

    101 Columbia Road
     P.O. Box 4000
  Morristown, New Jersey                          07962-2497
---------------------------------------         --------------
(Address of Principal Executive Offices)          (Zip Code)

                    PETER M. KREINDLER, ESQ.
      Senior Vice President, General Counsel and Secretary
                        AlliedSignal Inc.
                        101 Columbia Road
             Morris Township, New Jersey 07962-2497
           ------------------------------------------
             (Name and address of agent for service)

                         (973) 455-2000
  ------------------------------------------------------------
  (Telephone number, including area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
PUBLIC:  NOT APPLICABLE.

     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE
BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT
PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [ ]

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR
AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT,
PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT
REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE
REGISTRATION STATEMENT FOR THE SAME OFFERING.  [ ]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING.[ ]

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]


                  DEREGISTRATION OF SECURITIES

     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-44523) of AlliedSignal Inc. filed with the SEC on January 20, 1998 hereby amends the Registration Statement to deregister pursuant to Rule 477 under the Securities Act of 1933 all securities registered pursuant to the Registration Statement and not otherwise sold by the selling shareowners listed therein as of the date this Post-Effective Amendment is filed.


                           Signatures

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Morris, State of New Jersey, on the 29th day of October, 1999.

                                        ALLIEDSIGNAL INC.



                                        By:  /s/ Peter M.Kreindler
                                             ------------------------
                                             Peter M. Kreindler
                                             Senior Vice President,
                                             General Counsel and
                                             Secretary